UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 11, 2008

Commission File No.	Exact name of each Registrant as specified in its charter, state of incorporation, address of principal executive offices, telephone number	I.R.S. Employer Identification Number
1-8180	TECO ENERGY, INC.	59-2052286

(a Florida corporation) TECO Plaza 702 N. Franklin Street Tampa, Florida 33602 (813) 228-1111

1-5007	TAMPA ELECTRIC COMPANY	59-0475140

(a Florida corporation)

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

(813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01:	Other Events

As previously reported, on June 12, 2008, the Tampa Electric (“Tampa Electric”) and Peoples Gas System (“PGS”) Divisions of Tampa Electric Company each delivered a letter to the Florida Public Service Commission (the “FPSC”) notifying it of their intent to file in approximately 60 days a request for an increase in their base rates and miscellaneous service charges. On August 11, 2008, Tampa Electric and PGS each filed a petition with the FPSC requesting, among other things, a permanent increase in rates and miscellaneous service charges sufficient to generate additional total annual revenues of approximately $228.2 million in the case of Tampa Electric, and approximately $26.5 million in the case of PGS, upon the conclusion of their respective proceedings. The requests provide for a return on equity range of 11% to 13% with a midpoint of 12% in the case of Tampa Electric and 10.5% to 12.5% with a midpoint of 11.5% in the case of PGS. The petitions also request certain changes to existing rate schedules, as well as the adoption of new rate designs. Testimony of Tampa Electric and PGS witnesses and minimum filing requirements were also filed with the FPSC supporting the increases in rates and charges requested in the petitions. Documents relating to Tampa Electric’s and PGS’s base rate cases will be available on the FPSC Web site and through the Investors section of the TECO Energy Web site.

This report contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results and outcomes may differ materially from those forecasted. The forecasted information is based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this report, except as may be required by law. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s and Tampa Electric Company’s combined Annual Report on Form 10-K for the period ended December 31, 2007, as updated by their combined Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2008	TECO ENERGY, INC.
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: August 11, 2008	TAMPA ELECTRIC COMPANY
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Senior Vice President - Finance and Chief Financial Officer (Principal Financial Officer)